Exhibit 99.1

Dear Shareholders,

We’re pleased to announce exceptional second quarter 2019 results. We grew retail units by 95% and delivered our 22nd straight quarter of triple digit revenue growth. We also achieved the very significant milestone of crossing our mid-term target of $3,000 GPU. The coordinated and diligent efforts of many people across Carvana enabled us to reach this milestone only two years after first outlining it.

We also had a fantastic quarter on our path to realizing our long-term financial model achieving a record in net loss margin and EBITDA margin. We reduced EBITDA dollar losses sequentially by our largest amount ever and year over year for the first time in our history.

All of this progress is driven by the exceptional experiences we deliver to our customers and by the long-term perspective we bring to designing every part of the business. The power of that approach has never been more evident. Looking forward, we are firmly focused on our long term goals of delivering 2 million+ cars per year and becoming the largest and most profitable automotive retailer.

Summary of Q2 2019 Results

Complete financial tables appear at the end of this letter. We refer to items as “including Gift” that include the impact of the compensation expense related to the 100k Milestone Gift to employees, in accordance with GAAP. We also refer to several measures presented “ex-Gift,” which exclude the 100k Milestone Gift impact and are non-GAAP metrics with reconciliations available at the end of this letter. For additional information please refer to the details provided in our Q3 2018 shareholder letter. Unless otherwise noted, all financial comparisons stated below are versus Q2 2018.

Q2 2019:

Q2 2019 GAAP Results
•Retail units sold totaled 44,000, an increase of 95%
•Revenue totaled $986.2 million, an increase of 108%
•Total gross profit, including Gift, was $137.8 million, an increase of 181%
•Net loss, including Gift, was $64.1 million, an increase of 25%
•Basic and diluted net loss, including Gift, per Class A share was $0.58 based on 46.0 million shares of Class A common stock outstanding

Q2 2019 Ex-Gift Results, non-GAAP
•Total gross profit per unit ex-Gift was $3,175, an increase of $1,002
•EBITDA margin ex-Gift was (3.3%), an improvement from (8.8%)
•Adjusted net loss per Class A share, was $0.40, based on 152.4 million adjusted shares of Class A common stock outstanding, assuming the exchange of all outstanding LLC Units for shares of Class A common stock

Q2 2019 Other Results
•Opened 28 new markets and two vending machines, bringing our end-of-quarter totals to 137 and 18, respectively; in addition, we opened one vending machine after quarter end bringing our total to 19 as of August 7, 2019
•Completed a senior notes and equity offering, yielding $543.8 million in net proceeds
•Completed our second auto loan securitization, selling $470 million of principal balances

2019 Outlook

We are increasing our guidance for units, revenue, and GPU and reiterating guidance for EBITDA margin based on our strong results in the first half and our view of the many exciting opportunities ahead.

Our FY 2019 guidance is as follows. All financial comparisons stated below are versus FY 2018, unless otherwise noted.

•Retail unit sales of 167,500 – 172,500, an increase of 78% – 83%
•Revenue of $3.6 billion – $3.7 billion, an increase of 84% – 89%
•Total gross profit per unit ex-Gift of $2,650 – $2,850, an increase from $2,133
•EBITDA margin ex-Gift of (5.5%) – (3.5%), an improvement from (9.9%)
•55-60 market openings, an increase from 41 market openings in 2018, bringing our end-of-year total to 140-145 markets and our total U.S. population coverage to approximately 67%

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter. Guidance for GPU ex-Gift excludes compensation expense from the 100k Milestone Gift that is capitalized to inventory and ultimately reflected in cost of sales. We have not reconciled GPU ex-Gift guidance to GAAP gross profit as a result of the uncertainty regarding, and the potential variability of, the stock price of our class A common shares, which will directly impact the amount of expense ultimately incurred as a result of the 100k Milestone Gift granted during FY 2019. Guidance for EBITDA margin ex-Gift excludes depreciation and amortization expense, interest expense, and expenses related to the 100k Milestone Gift. We have not reconciled EBITDA margin ex-Gift guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense and expenses related to the 100k Milestone Gift. Accordingly, reconciliations of the non-GAAP financial measure guidance above to the corresponding GAAP measures are not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA margin and GAAP net loss, is expected to be between 1.0% and 1.4% of total revenues for FY 2019.

Expansion

We launched 28 new markets in the second quarter to reach a total of 137 as of June 30, 2019. This increases the total percentage of the U.S. population our markets collectively serve to 65.7%, up from 58.6% at the end of FY 2018. We also opened our 17th and 18th vending machines in Chicago and Kansas City in Q2, and our 19th following quarter-end in Greensboro.

Carvana's New Car Vending Machine in Kansas City, Missouri

Our increased efficiency at opening new markets resulted in the two largest market opening quarters in our history, totaling over 50 in the first half of 2019. Through the remainder of the year, we are placing our operational focus on preparing for the surge in demand we expect in the first half of 2020 and the growth in our business of buying cars from customers, leading to a slower market opening cadence in the back half of 2019. Looking beyond 2019, our success launching new markets combined with strong market penetration trends further increases our optimism regarding the portion of the population we can serve and the speed with which we can serve it.

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with additional details on our IRCs, please see: https://investors.carvana.com/resources/investor-materials.

*2019E bar represents end-of-year total market guidance.

*Represents facilities and markets as of August 7, 2019

A Platform for Buying and Selling Cars

The used car market is about one simple thing: allowing people to swap cars with one another. We are building the best infrastructure of technology, operations, and customer centric culture to make swapping cars more efficient and more fun. Buying cars from our customers leverages this fundamental infrastructure to create a better way to both buy and sell a car.

Over the last two years we have rapidly grown our business of buying cars from customers by using our platform to deliver a simple process that customers love. In fact, we are now buying as many cars from customers as we were selling just 12 months ago. As a result, we are interacting with more customers and scaling our operations even faster than the 95% growth in retail sales would suggest. When combining retail sales with standalone vehicle purchases from customers we grew our total transactions with customers by 134% in Q2, bringing our total customers served in the quarter to over 60k.

To support this growth, we are making investments in advertising, technology, and the operations of buying cars from our customers. These investments are already paying dividends in the form of meaningful contributions to revenue and total GPU. Even more importantly, we believe buying cars from customers is a significant fundamental step toward achieving our long term goals.

Management Objectives

As discussed in previous shareholder letters, our management team focuses on delivering an exceptional and unparalleled customer experience while simultaneously growing the business rapidly and achieving our financial objectives. We firmly believe wowing the customer is the core of our model and drives all other metrics. To realize our long-term vision, our three primary financial objectives remain unchanged: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.

Objective #1: Grow Retail Units and Revenue

We grew units and revenue significantly again in Q2. Retail units sold increased to 44,000, up 95% from 22,570 in Q2 2018. Revenue in Q2 grew to $986.2 million, up 108% from $475.3 million. Our growth in the second quarter was broad-based, driven by gains across our markets nationwide.

Total vehicles acquired from customers grew by 188% in Q2 2019, meaning we bought 52% as many cars from our customers as we sold, up from 35% in Q2 2018 and 40% last quarter. Wholesale units sold, which are primarily sourced from customers, increased by 194% to 10,756 in Q2 2019 from 3,658 in Q2 2018. Growth in vehicles acquired from customers has also fed our retail inventory, diversifying our selection and improving acquisition prices. In Q2, 17% of retail units sold were sourced from customers, up from 11% in Q2 2018 and 14% last quarter.

Objective #2: Increase Total Gross Profit Per Unit

We exceeded our $3,000 midterm GPU goal this quarter driven by record performance across all parts of the transaction. This significant milestone demonstrates our ability to access the numerous profit sources within automotive retail. As laid out at our Analyst Day, we continue to see significant GPU opportunities as we progress towards our long-term financial goals.

For Q2 2019:

•Total
◦Total GPU (incl. Gift): $3,132 vs. $2,173 in Q2 2018
◦Total GPU ex-Gift: $3,175 vs. $2,173 in Q2 2018
•Retail
◦Retail GPU (incl. Gift): $1,440 vs. $1,180 in Q2 2018
◦Retail GPU ex-Gift: $1,482 vs. $1,180 in Q2 2018
◦Gains in Retail GPU were primarily driven by a greater number of customer-sourced vehicles, incremental shipping revenue, and a reduction in average days to sale to 61 from 66
•Wholesale
◦Wholesale GPU (incl. Gift) was $159 vs. $73 in Q2 2018
◦Wholesale GPU ex-Gift was $161 vs. $73 in Q2 2018
◦Changes in Wholesale GPU were driven by higher wholesale unit volume (+194%) relative to retail units (+95%), and higher gross profit per wholesale unit sold ($650 incl. Gift and $660 ex-Gift vs. $452 in Q2 2018)
•Other
◦Other GPU was $1,532 vs. $919 in Q2 2018
◦Gains in Other GPU were driven by improved loan monetization from our second auto loan securitization, as well as higher attachment of VSC and GAP waiver coverage. Total finance GPU, including gain on loan sale and interest income net of securitization fees and expenses, was $1,100 in Q2 compared to $574 in Q2 2018. Monetization took a meaningful step forward in our second deal, which further diversified and expanded our investor base. It is worth noting that the Q2 securitization benefited from recent reductions in benchmark rates that we estimate added $100-$150 to finance GPU and that we don’t expect to persist. That said, even from Q2 levels, we see additional finance GPU upside as we continue to improve deal structure and execution spreads over time.

*2019E lines represent high and low end points of annual GPU ex-Gift guidance range.

Objective #3: Demonstrate Operating Leverage

We achieved record net loss margin and EBITDA margin this quarter, taking another step toward our long-term financial goals. Net loss margin incl. Gift levered by 4.3% and EBITDA margin ex-Gift levered by 5.5%. The second quarter also represented a meaningful milestone for the business as EBITDA dollar losses were reduced on a year-over-year basis for the first time in our history despite substantial investments in growth.

For Q2 2019:

•Total SG&A levered by 1.7% incl. Gift and 1.8% ex-Gift, primarily reflecting benefits from scale, partially offset by investments to support buying cars from customers
•Compensation and benefits levered by 0.5% incl. Gift and 0.7% ex-Gift, primarily reflecting benefits from scale
•Advertising levered by 0.5%, reflecting leverage in existing markets, shifting mix towards older markets, and lower initial CACs in new markets, partially offset by the introduction of advertising focused on buying cars from customers
•Logistics and market occupancy levered by 0.3%, reflecting improving efficiency and volumes through our fulfillment network
•Other SG&A levered by 0.3%, primarily reflecting benefits from scale

*2019E lines represent high and low end points of annual EBITDA Margin ex-Gift guidance range.

Summary

This was an exceptional quarter with significant milestones and strong metrics across the board. We passed through our mid-term goal of $3,000 GPU. We posted our 22nd straight quarter of triple digit revenue growth. We made meaningful progress in both buying cars from customers and in monetizing our finance platform. Not every quarter will be as strong as this one, but we believe that by focusing on our customers and on the long term we are laying the foundations for many great quarters in the future. This keeps us energized. We have the right people, the right business model, the right plan, and the right focus. Our eyes are firmly fixed on our goals of delivering 2 million+ cars per year, and becoming the largest and most profitable automotive retailer, and we are systematically marching toward those goals.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, August 7, 2019, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until August 14, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10133196#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2018 and our Quarterly Report on Form 10-Q for Q2 2019.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$40,200	$78,861
Restricted cash	2,196	9,848
Accounts receivable, net	42,128	33,120
Finance receivables held for sale, net	177,705	105,200
Vehicle inventory	606,534	412,243
Beneficial interests in securitizations	45,192	—
Other current assets	43,587	23,582
Total current assets	957,542	662,854
Property and equipment, net	392,240	296,839
Operating lease right-of-use assets, including $42,019 and $0, respectively, from leases with related parties	91,607	—
Intangible assets, net	8,096	8,869
Goodwill	9,353	9,353
Other assets, including $3,470 and $1,895, respectively, due from related parties	15,566	13,098
Total assets	$1,474,404	$991,013
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $5,665 and $3,891, respectively, due to related parties	$178,032	$121,415
Short-term revolving facilities	39,697	196,963
Current portion of long-term debt	20,716	11,133
Other current liabilities, including $4,416 and $0, respectively, from leases with related parties	11,390	—
Total current liabilities	249,835	329,511
Long-term debt, excluding current portion, including $15,000 held by a related party	743,132	425,349
Operating lease liabilities, including $39,916 and $0, respectively, from leases with related parties, excluding current portion	85,776	—
Other liabilities	1,844	8,725
Total liabilities	1,080,587	763,585
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 49,732 and 41,208 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	50	41
Class B common stock, $0.001 par value - 125,000 shares authorized; 101,381 and 104,336 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	101	104
Additional paid-in capital	263,409	147,916
Accumulated deficit	(129,812)	(74,653)
Total stockholders' equity attributable to Carvana Co.	133,748	73,408
Non-controlling interests	260,069	154,020
Total stockholders' equity	393,817	227,428
Total liabilities & stockholders' equity	$1,474,404	$991,013

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales and operating revenues:
Used vehicle sales, net	$855,785	$437,922	$1,539,614	$771,978
Wholesale vehicle sales	63,014	16,622	96,044	26,755
Other sales and revenues, including $13,989, $5,544, $24,562 and $9,655, respectively, from related parties	67,422	20,742	105,797	36,975
Net sales and operating revenues	986,221	475,286	1,741,455	835,708
Cost of sales, including $1,217 and $1,210, $2,490 and $2,257 respectively, to related parties	848,428	426,251	1,515,130	752,439
Gross profit	137,793	49,035	226,325	83,269
Selling, general and administrative expenses, including $2,885, $2,115, $5,620 and $3,934 respectively, to related parties	181,843	95,652	337,084	178,838
Interest expense, including $333, $0, $666 and $0, respectively, to related parties	19,315	4,165	34,963	7,706
Other expense, net	694	468	933	647
Net loss before income taxes	(64,059)	(51,250)	(146,655)	(103,922)
Income tax provision	—	—	—	—
Net loss	(64,059)	(51,250)	(146,655)	(103,922)
Net loss attributable to non-controlling interests	(37,449)	(41,285)	(91,496)	(86,914)
Net loss attributable to Carvana Co.	(26,610)	(9,965)	(55,159)	(17,008)
Dividends on Class A convertible preferred stock	—	(1,375)	—	(2,720)
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	—	—	(1,380)
Net loss attributable to Class A common stockholders	$(26,610)	$(11,340)	$(55,159)	$(21,108)
Net loss per share of Class A common stock, basic and diluted	$(0.58)	$(0.41)	$(1.26)	$(0.92)
Weighted-average shares of Class A common stock, basic and diluted (1)	46,038	27,780	43,695	23,063
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(146,655)	$(103,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,830	9,862
Equity-based compensation expense	15,745	4,093
Loss on disposal of property and equipment	653	267
Provision for bad debt and valuation allowance	3,291	1,131
Amortization and write-off of debt issuance costs	2,172	649
Gain on loan sales	(59,573)	(22,313)
Originations of finance receivables	(1,181,807)	(525,885)
Proceeds from sale of finance receivables, net	1,356,345	513,820
Purchase of finance receivables	(161,781)	—
Principal payments received on finance receivables held for sale	30,846	—
Unrealized gain on beneficial interest in securitization	(177)	—
Changes in assets and liabilities:
Accounts receivable	(9,747)	(9,500)
Vehicle inventory	(191,991)	(74,817)
Other current assets	(22,050)	(7,397)
Other assets	(2,024)	270
Operating lease right-of-use assets	(15,115)	—
Accounts payable and accrued liabilities	55,378	33,002
Accounts payable to related party	1,774	1,391
Operating lease liabilities	13,434	—
Other liabilities	(382)	(136)
Net cash used in operating activities	(294,834)	(179,485)
Cash Flows from Investing Activities:
Purchases of property and equipment, including $6,282 and $0, respectively, from related parties	(88,137)	(73,425)
Principal payments received on beneficial interest in securitization	1,108	—
Business acquisitions, net of cash acquired	—	(6,670)
Net cash used in investing activities	(87,029)	(80,095)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	1,901,607	837,673
Payments on short-term revolving facilities	(2,164,248)	(739,378)
Proceeds from issuance of long-term debt	315,674	25,670
Payments on long-term debt	(6,868)	(2,852)
Payments of debt issuance costs	(7,034)	(325)
Net proceeds from issuance of Class A common stock	297,611	172,287
Proceeds from exercise of stock options	798	169
Tax withholdings related to restricted stock awards	(1,990)	(323)
Dividends paid on Class A Convertible Preferred Stock	—	(2,904)
Payments of costs related to issuance of Class A Convertible Preferred Stock	—	(12)
Net cash provided by financing activities	335,550	290,005
Net increase (decrease) in cash, cash equivalents and restricted cash	(46,313)	30,425
Cash, cash equivalents and restricted cash at beginning of period	88,709	187,123
Cash, cash equivalents and restricted cash at end of period	$42,396	$217,548

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Net Loss and Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that by assuming the full exchange of all outstanding LLC Units and excluding the expense associated with the 100k Milestone Gift for the reasons described below, adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us and our investors to more effectively evaluate our performance period-over-period and relative to our competitors that have different organizational and tax structures because the assumption eliminates the effect of any changes in net income attributable to Carvana Co. driven by increases in our ownership of Carvana Group, LLC as well as the expense associated with the 100k Milestone Gift, which are unrelated to our operating performance. A reconciliation of adjusted net loss to net loss attributable to Carvana Co., the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Numerator:
Net loss attributable to Carvana Co.	$(26,610)	$(9,965)	$(55,159)	$(17,008)
Net loss attributable to non-controlling interests	(37,449)	(41,285)	(91,496)	(86,914)
Dividends on Class A convertible preferred stock	—	(1,375)	—	(2,720)
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	—	—	(1,380)
100k Milestone Gift	3,326	—	6,300	—
Adjusted net loss attributable to Carvana Co. Class A common stock	$(60,733)	$(52,625)	$(140,355)	$(108,022)

Denominator:
Weighted-average shares of Class A common stock outstanding(1)	46,038	27,780	43,695	23,063
Adjustments:
Weighted-average assumed exchange of LLC Units for shares of Class A common stock	106,377	114,897	107,676	116,878
Adjusted shares of Class A common stock outstanding	152,415	142,677	151,371	139,941
Adjusted net loss per share	$(0.40)	$(0.37)	$(0.93)	$(0.77)
(1) Excludes approximately 0.8 million nonvested restricted stock awards and units and 1.2 million vested and nonvested stock options outstanding at June 30, 2019, because they were determined to be anti-dilutive. Excludes approximately 0.5 million nonvested restricted stock awards and units and 0.8 million vested and nonvested stock options outstanding at June 30, 2018, because they were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to gross profit, as determined by GAAP. Gross Profit ex-Gift is defined as gross profit before compensation expense related to the 100k Milestone Gift included in cost of sales. Gross Profit per Unit ex-Gift is Gross Profit ex-Gift divided by units sold. We use Gross Profit ex-Gift to measure the operating performance of our business and Gross Profit per Unit ex-Gift to measure our operating performance relative to our units sold. We believe that Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are useful measures to us and to our investors because they exclude the expense associated with the 100k Milestone Gift recognized in cost of sales. We expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, and therefore we expect the impact on shares outstanding to be zero. We believe that excluding it enables us to more effectively evaluate our performance period-over-period and relative to our competitors. For all periods prior to the three months ended September 30, 2018, gross profit ex-Gift equals gross profit. A reconciliation of the Gross Profit ex-Gift amounts to each corresponding gross profit amount, which are the most directly comparable GAAP measures and include expenses attributable to the 100k Milestone Gift, and calculations of each Gross Profit per Unit ex-Gift amount are as follows (dollars in thousands, except per unit amounts):

	Three Months Ended		Year Ended
	June 30, 2019	March 31, 2019	December 31, 2018

Used vehicle gross profit	$63,378	$47,122	$94,319
100k Milestone Gift in used vehicle cost of sales	1,808	764	3,870
Used Vehicle Gross Profit ex-Gift	$65,186	$47,886	$98,189

Used vehicle unit sales	44,000	36,766	94,108
Used Vehicle Gross Profit per Unit ex-Gift	$1,482	$1,302	$1,043

Wholesale vehicle gross profit	$6,993	$3,035	$5,552
100k Milestone Gift in wholesale vehicle cost of sales	103	22	133
Wholesale Vehicle Gross Profit ex-Gift	$7,096	$3,057	$5,685

Wholesale vehicle unit sales	10,756	6,701	15,125
Wholesale Vehicle Gross Profit per Unit ex-Gift	$660	$456	$376

Total gross profit	$137,793	$88,532	$196,709
100k Milestone Gift in total cost of sales	1,911	786	4,003
Total Gross Profit ex-Gift	$139,704	$89,318	$200,712

Used vehicle unit sales	44,000	36,766	94,108
Total Gross Profit per Unit ex-Gift	$3,175	$2,429	$2,133

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

EBITDA ex-Gift and EBITDA Margin ex-Gift

EBITDA ex-Gift and EBITDA Margin ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA ex-Gift is defined as net loss before interest expense, income tax expense, depreciation and amortization expense, and the expense related to the 100k Milestone Gift. EBITDA Margin ex-Gift is EBITDA ex-Gift as a percentage of total revenues. We use EBITDA ex-Gift to measure the operating performance of our business and EBITDA Margin ex-Gift to measure our operating performance relative to our total revenues. We believe that EBITDA ex-Gift and EBITDA Margin ex-Gift are useful measures to us and to our investors because they exclude certain financial and capital structure items and the expense associated with the 100k Milestone Gift, that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. In particular, we expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be zero. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA ex-Gift and EBITDA Margin ex-Gift may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA ex-Gift to net loss (which includes Gift expense), the most directly comparable GAAP measure, and calculation of EBITDA Margin ex-Gift is as follows (dollars in thousands):

	Three Months Ended
	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019
Net loss	$(51,250)	$(64,419)	$(86,404)	$(82,596)	$(64,059)
Depreciation and amortization expense	5,257	6,439	7,238	7,943	8,887
Interest expense	4,165	5,649	11,663	15,648	19,315
100k Milestone Gift	—	7,761	4,060	2,974	3,326
EBITDA ex-Gift	$(41,828)	$(44,570)	$(63,443)	$(56,031)	$(32,531)

Total revenues	$475,286	$534,921	$584,838	$755,234	$986,221
Net Loss Margin	(10.8)%	(12.0)%	(14.8)%	(10.9)%	(6.5)%
EBITDA Margin ex-Gift	(8.8)%	(8.3)%	(10.8)%	(7.4)%	(3.3)%

	Years Ended December 31,
	2014	2015	2016	2017	2018
Net loss	$(15,238)	$(36,780)	$(93,112)	$(164,316)	$(254,745)
Depreciation and amortization expense	1,705	2,800	4,658	11,568	23,539
Interest expense	108	1,412	3,587	7,659	25,018
100k Milestone Gift	—	—	—	—	11,821
EBITDA ex-Gift	$(13,425)	$(32,568)	$(84,867)	$(145,089)	$(194,367)

Total revenues	$41,679	$130,392	$365,148	$858,870	$1,955,467
Net Loss Margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%
EBITDA Margin ex-Gift	(32.2)%	(25.0)%	(23.2)%	(16.9)%	(9.9)%

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
	(dollars in thousands, except per unit amounts)			(dollars in thousands, except per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$855,785	$437,922	95.4%	$1,539,614	$771,978	99.4%
Wholesale vehicle sales	63,014	16,622	279.1%	96,044	26,755	259.0%
Other sales and revenues (1)	67,422	20,742	225.1%	105,797	36,975	186.1%
Total net sales and operating revenues	$986,221	$475,286	107.5%	$1,741,455	$835,708	108.4%
Gross profit (incl. Gift):
Used vehicle gross profit	$63,378	$26,641	137.9%	$110,500	$43,287	155.3%
Wholesale vehicle gross profit	6,993	1,652	323.3%	10,028	3,007	233.5%
Other gross profit (1)	67,422	20,742	225.1%	105,797	36,975	186.1%
Total gross profit	$137,793	$49,035	181.0%	$226,325	$83,269	171.8%
Gross profit ex-Gift:(3)
Used vehicle gross profit ex-Gift	$65,186	$26,641	144.7%	$113,072	$43,287	161.2%
Wholesale vehicle gross profit ex-Gift	7,096	1,652	329.5%	10,153	3,007	237.6%
Other gross profit(1)	67,422	20,742	225.1%	105,797	36,975	186.1%
Total gross profit ex-Gift	$139,704	$49,035	184.9%	$229,022	$83,269	175.0%
Market information:
Markets, beginning of period	109	56	94.6%	85	44	93.2%
Market launches	28	9	211.1%	52	21	147.6%
Markets, end of period	137	65	110.8%	137	65	110.8%
Unit sales information:
Used vehicle unit sales	44,000	22,570	94.9%	80,766	41,034	96.8%
Wholesale vehicle unit sales	10,756	3,658	194.0%	17,457	6,000	191.0%
Per unit selling prices:
Used vehicles	$19,450	$19,403	0.2%	$19,063	$18,813	1.3%
Wholesale vehicles	$5,858	$4,544	28.9%	$5,502	$4,459	23.4%
Per unit gross profit (incl. Gift):(2)
Used vehicle gross profit	$1,440	$1,180	22.0%	$1,368	$1,055	29.7%
Wholesale vehicle gross profit	$650	$452	43.8%	$574	$501	14.6%
Other gross profit	$1,532	$919	66.7%	$1,310	$901	45.4%
Total gross profit	$3,132	$2,173	44.1%	$2,802	$2,029	38.1%
Per unit gross profit ex-Gift:(2)(3)
Used vehicle gross profit ex-Gift	$1,482	$1,180	25.6%	$1,400	$1,055	32.7%
Wholesale vehicle gross profit ex-Gift	$660	$452	46.0%	$582	$501	16.2%
Other gross profit	$1,532	$919	66.7%	$1,310	$901	45.4%
Total gross profit ex-Gift	$3,175	$2,173	46.1%	$2,836	$2,029	39.8%
(1) Includes $13,989 and $5,544 for the three months ended June 30, 2019 and 2018, respectively, and $24,562 and $9,655 for the six months ended June 30, 2019 and 2018, respectively, of other sales and revenues from related parties.
(2) All gross profit per unit amounts are per used vehicle sold, except wholesale vehicle gross profit, which is per wholesale vehicle sold.
(3) Ex-Gift amounts exclude the expense related to the 100k Milestone Gift. See "Non-GAAP Financial Metrics" for a reconciliation to the most directly comparable GAAP-based measure, when applicable.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019

	(in thousands)
Compensation and benefits (1)	$29,251	$34,411	$43,065	$48,804	$54,184
100k Milestone Gift	—	6,760	1,058	2,188	1,415
Advertising	26,782	27,467	31,971	39,522	50,367
Market occupancy (2)	2,618	3,110	3,859	4,370	4,720
Logistics (3)	7,826	9,913	11,140	12,249	13,643
Other (4)	29,175	34,107	39,559	48,108	57,514
Total	$95,652	$115,768	$130,652	$155,241	$181,843

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets, and those related to the 100k Milestone Gift.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty and title and registration.

Liquidity Resources
(Unaudited)

	June 30, 2019	December 31, 2018

	(in thousands)
Cash and cash equivalents	$40,200	$78,861
Availability under short-term revolving facilities (1)	638,006	253,601
Availability under sale-leaseback agreements (2)(3)	75,248	77,359
Committed liquidity resources available	$753,454	$409,821
(1) Based on pledging all eligible vehicles and finance receivables under the Floor Plan Facility and Finance Receivables Facilities.
(2) Under the Master Sale-Leaseback Agreement with VMRE, the total sales price of properties the Company has sold and is leasing back at any point in time is limited to $75.0 million. We are also party to other sale-leaseback arrangements.
(3) We had $129.2 million and $132.4 million of total unpledged gross real estate assets as of June 30, 2019 and December 31, 2018, respectively.
In addition, we had $29.4 million and $0.0 million of total unpledged beneficial interests in securitizations as of June 30, 2019 and December 31, 2018, respectively.